Exhibit 99.1

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

Pharmacyclics Reports Financial Results for
Fiscal 2010 and for Fourth Quarter 2010

- Company to Host Conference Call at 4:30 p.m. EDT Today -

SUNNYVALE, CA, September 13, 2010 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results for its fiscal year and fourth quarter which ended June 30, 2010.

During the fiscal year ended June 30, 2010, total revenue recognized under GAAP was $9.3 million. No revenue was generated in the fiscal year ended June 30, 2009.  The GAAP net loss reported for the fiscal year ended June 30, 2010 was $15.0 million, or $0.31 per share. This compares to a GAAP net loss for the fiscal year ended June 30, 2009 of $23.5 million, or $0.88 per share.

The non-GAAP net loss for the fiscal year ended June 30, 2010 was $13.6 million, which compares to a non-GAAP net loss of $18.1 million for the year ended June 30, 2009. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

Pharmacyclics also reported financial results for the fourth quarter of fiscal 2010. The company incurred a GAAP net loss of $6.8 million, or $0.13 per share and reported revenue of $2.5 million on a GAAP basis.  This compares to a GAAP net loss of $5.4 million, or $0.20 per share with no revenue reported for the fourth quarter of fiscal 2009.

The non-GAAP net loss for the fourth quarter of fiscal 2010 was $4.9 million which compares to a non-GAAP net loss of $4.2 million for the fourth quarter of fiscal 2009.

Upon the signing of a drug supply agreement with Les Laboratoires Servier (“Servier”) in the quarter ended December 31, 2009, the company began recognizing revenue from its collaboration agreement with Servier, which was entered into in April 2009.

As of June 30, 2010, the company had cash, cash equivalents and marketable securities totaling $74.1 million. This compares to $16.3 million in cash, cash equivalents and marketable securities as of June 30, 2009. In June 2010, the company raised, in a registered direct offering, $50.8 million, net of approximately $1.6 million in offering costs. Pharmacyclics’ Chairman and CEO, Robert W. Duggan, participated in the offering in the amount of $7.0 million.

Fiscal 2011 Guidance

As a direct result of the success we are generating, accelerated investment for the purpose of collapsing the time required to achieve our goals is called for.

We expect net cash expenditures of approximately $32.5 million which equates to $35.0 million of operational expenses offset by $2.0 million in cash from R&D revenue and $0.5 million from the French Government in the form of a tax return.  Approximately 80% of the clinical expenditures in fiscal 2011 will be Btk inhibitor related.

Financial projections involve a high level of uncertainty due to, among other factors, the variability involved in predicting requirements of early stage research programs and clinical trials, the potential for entering into partnering arrangements or strategic collaborations, the timing of U.S. Food and Drug Administration (FDA) decisions and share-based compensation expense.

Commenting on the announcement, Bob Duggan, CEO of Pharmacyclics, said, “Whether you judge by the rapid pace of patient enrollment in BTK inhibitor PCI 32765 clinical trials, broad enthusiasm over the patient outcomes to date, strengthening the balance sheet through equity capital raises, or stock price appreciation year to date, fiscal 2010 was an awesome year. Rest assured the entire Pharmacyclics team is dedicated to producing even better results in fiscal 2011.”

Dr. John Byrd, Ohio State University’s Director of the Comprehensive Cancer Center, Division of Hematology, added,  “It is always nice when pre-clinical studies such as those recently published by Pharmacyclics in PNAS translate to positive results in clinical trials of lymphoma and CLL patients that we and others are now observing.  The laboratory and clinical members of the CLL and lymphoma program at OSU are very excited to be involved with the pre-clinical and clinical development of PCI32765.”

Recent and Upcoming Milestones and Program Updates

•
Bruton's Tyrosine Kinase (Btk) Inhibitor, PCI-32765, results from first in human phase I trial were presented at an oral presentation at the American Society of Clinical Oncology (ASCO) annual meeting that took place in Chicago, Illinois in June 2010. These results were also presented at the European Hematology Association in Barcelona, Spain in June 2010. The presentations reported data from the ongoing open-label, dose-escalation study of PCI-32765 in recurrent B cell malignancies.

•
Trial Results as of August 31, 2010: In the first 6 dose cohorts, a total of 47 relapsed/refractory and progressing patients with a variety of B cell malignancies were enrolled. Forty-one of the enrolled patients had an on-treatment tumor assessment of therapy and are evaluable as of August 31, 2010. Twenty-one of these evaluable patients had a complete or partial response as their best response and eleven patients had stable diseases. This equates to a response rate of 51% in the evaluable patients (69% in CLL, 75% in Mantle, 42% in Follicular, 33% in Marginal and 38% in DLBCL). On an intent-to-treat ("ITT") basis the overall response rate (“ORR”) was 45%.

	N	Complete Response	Partial Response	Stable Disease	Progressive Disease	Not Evaluable*	Evaluable RR %	ORR % ITT**
Chronic/Small Lymphocytic Leukemia (CLL/SLL)	15	1	8	4	0	2	69% (9/13)	60% (9/15)
Mantle Cell (MCL)	4	2	1	1	0		75% (3/4)	75% (3/4)
Diffuse Large B Cell Lymphoma (DLBCL)	8		3	1	4		38% (3/8)	38% (3/8)
Follicular Lymphoma (FL)	15	1	4	3	4	3	42% (5/12)	33% (5/15)
Marginal	3		1	1	1		33% (1/3)	33% (1/3)
Malt	1				0	1	0% (0/0)	0% (0/1)
Waldenstrom	1			1	0		0% (0/1)	0% (0/1)
Total	47	4	17	11	9	6	51% (21/41)	45% (21/47)

* Includes those patients who did not complete 2 cycles of therapy and withdrew from study before tumor assessment could be determined ** Overall response rate includes all "Intent To Treat" patients

	Dose	# of	Evaluable #	Clinical Findings as of 31 August 2010
Cohort	(mg/kg)	Patients	of Pts *	RR % **	CR	PR	SD	PD	NE
I	1.25	7	7	29%		2	1	4
II	2.5	9	7	57%	1	3	1	2	2
III	5	6	5	60%	1	2	1	1	1
IV	8.3	8	7	43%	1	2	3	1	1
Continuous	8.3	10	9	67%	1	5	2	1	1
V	12.5	7	6	50%		3	3		1
	Total	47	41	51%	4 10%	17 41%	11 27%	9 22%	6 15%

* Evaluable number of patients: Patients who completed 2 cycles of treatment and or had at least 1 on treatment tumor assessment done
** Definitions:
RR%: Response Rate of evaluable patients.
PR: partial response is defined as a > 50% tumor reduction and meets  international working group criteria for CLL (2008) and/or Cheson 2007 criteria for NHL.
CR: is a complete response, as defined by the former criteria.
SD: is a stable disease (for additional information and full definition please see our website www.pharmacyclics.com)
PD: is a progressive disease
NE: non-evaluable patients

•
Using our probe assay to define target kinase occupancy we established that starting with cohort 2, PCI-32765 fully occupied the target kinase. Examining response in fully occupied dose cohorts the response rate (“RR”) was 56% in the evaluable patient population and 48% in the ITT patient population. Including disease control in the form of stable disease in our assessment of evaluable patients, the disease control rate was 78% (10% CRs, 41% PRs and 27% SDs). Of note, the median tumor reduction from base line in our objective responding patients was 75% as of August 31, 2010.

•
As of August 31, 2010, 23 patients continue to remain on study. This compares with 25 patients on study as of the ASCO presentation on June 4, 2010.  Median duration of response has not yet been determined in this ongoing study. The company has submitted an abstract describing the duration of response to the American Society of Hematology (ASH) in Orlando, FL on December 4-7, 2010; consistent with ASH’s guidelines, we will not be disclosing these data prior to our ASH presentation.

•
PCI-32765 appears to be well tolerated through the initial exposure even in its highest dosing cohort (including 12.5 mg/kg). Only 2 patients of the enrolled 47 patients have experienced a dose limiting toxicity (DLT) on this trial (drug hypersensitivity and delay in dosing due to neutropenia for 7 days). No other DLTs have been observed. Thirteen of the 47 patients had 1 or more serious adverse events, but only 2 were considered drug related by investigators.

•
As previously announced we have initiated a Phase Ib trial in CLL/SLL patients studying 2 populations. One population is relapsed or refractory patients at 420 mg (24 patients with fixed dosing). The second population is elderly naive patients at 420 mg (12 patients with fixed dosing). Enrollment commenced end of May and as of to date we have dosed 30 patients (22/24 in the 420 mg relapsed or refractory dosed arm and 8/12 elderly naive patients). Amongst all patients dosed we maintain a benign safety profile in line with our oral presentation at ASCO. As of August 31, 2010 we have completed enrollment of an additional cohort of 10 patients using a fixed, continuous dosing of 560 mg daily. Additionally, the National Cancer Institute (NCI) has dosed the first of 10 pre-typed ABC DLBCL patients. The company has submitted an abstract to the 2010 ASH annual meeting that describes the responses and the duration in all of the CLL/SLL patients dosed to date and we cannot disclose any information contained in the abstract prior to the meeting held in December.

•
Over the last 3 months the company held multiple advisory boards in the US and EU with experts in the field of lymphoma and CLL to obtain feedback to our clinical development plan. We now announce that the company is planning multiple Phase II trials in select B-cell derived malignancies (Mantle Cell in Velcade failure and Velcade naïve patients, DLBCL in R-CHOP and transplant failures and CLL combination-safety trials with Bendamustine-Rituxan and Ofatumumab and other investigator initiated trials). Timelines for reportable events and regulatory interactions from these planned Phase II trials will be communicated after the ASH meeting in December.

•
A second Bruton's Tyrosine Kinase (Btk) Inhibitor, PCI-45292, is being developed for autoimmune disease; we are on track to complete IND-enabling preclinical safety studies. The company is planning to file an IND by the end of the second quarter of calendar 2011 with this molecule.

•
Factor VIIa Inhibitor, PCI-27483, is a potent and highly selective small molecule inhibitor of coagulation Factor VIIa.  Factor VIIa is best known for its role in triggering the extrinsic pathway of blood coagulation following contact and complex formation with the cell surface glycoprotein Tissue Factor.  Tissue Factor is over-expressed in pancreatic, gastric, lung, breast, colon and many other cancers of epithelial origin. FVIIa Inhibitor, PCI-27483, is currently being evaluated in a multicenter Phase I/II randomized study in patients with locally advanced or metastatic pancreatic cancer. As planned, we have completed the Phase I portion of this Phase I/II trial and have successfully advanced to Phase II. In the Phase II portion of this study each pancreatic cancer patient will receive a maximum of 12 weeks of treatment with gemcitabine alone or gemcitabine plus PCI-27483. As of to date we have dosed 11 pancreatic cancer patients and the study continues enrolling in the randomized Phase II segment of the trial. We anticipate completing enrollment of 46 patients in the second half of 2011.

•
Histone deacetylase (HDAC) Inhibitor, PCI-24781, is the company’s orally-bioavailable HDAC Inhibitor that disrupts DNA repair and contributes to tumor cell death. In 3 Phase I clinical trials, conducted in patients with hematologic or solid tumors, clinical response or control of tumor growth has been observed following single-agent therapy with our HDAC Inhibitor. Pharmacyclics’ HDAC Inhibitor has demonstrated a good safety profile in approximately 90 patients treated so far; the main dose-limiting toxicity was a rapidly reversible thrombocytopenia, which we believe is related to the pharmacologic mechanism of action. The magnitude of thrombocytopenia can be attenuated by modification of the treatment schedule. The Phase II portion of our ongoing trial is continuing in patients with follicular and mantle cell lymphoma.  Results are anticipated in the second half of 2011. To date we have enrolled 7 follicular and 3 mantle cell patients; so far in this study 1 patient had a partial response and 4 patients have reported stable disease after 2 cycles.

•
The HDAC Inhibitor PCI-24781 has also shown synergy in preclinical testing with several approved cancer therapeutics. A Phase I/II trial in sarcoma patients is ongoing and is co-sponsored by prominent investigators at Massachusetts General Hospital and the Dana-Farber Cancer Institute. In this study Pharmacyclics’ HDAC Inhibitor is being administered in combination with doxorubicin.  To date 8 patients enrolled in this study and 3 have reported at least stable disease. Currently, 4 patients are on treatment, 2 of which have completed 4 cycles of treatment.  These early results are considered encouraging in this deadly and rapidly progressing disease, which represents a serious unmet medical need.

•
Histone deacetylase 8 (HDAC 8) Inhibitor Program, is currently in the preclinical lead optimization stage. The company is on track to conclude its lead optimization work by the end of calendar year 2010.

Conference Call and Webcast Details
The Company will hold a conference call today at 4:30 p.m. EDT to discuss fiscal 2010 year-end financial results and achievements and fiscal 2011 guidance. To participate in the conference call, please dial 1-877-407-8133 for domestic callers and 1-201-689-8040 for international callers.  To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast will be available on the company's website for 1 month.

Use of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, and includes operating and other expenses adjusted to exclude certain non-cash and non-recurring expenses. These measures are not in accordance with, or an alternative for generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures that we present are: non-cash interest expense associated with the loan from an affiliate of Robert W. Duggan; employee related non-cash expenses; the withholding tax related to the Servier transaction and the non-recurring payment to Celera in accordance with the Servier transaction. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators we use as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes.

About Pharmacyclics
Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on exceptional scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do just that. Presently, Pharmacyclics has 4 product candidates in clinical development, a clinical development candidate in late stage pre clinical evaluation and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization. The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q.  We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Pharmacyclics, Inc.
(a development stage enterprise)
Condensed Statements of Operations
(unaudited) (in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
License, collaboration and milestone revenues(1)	$2,493	$-	$9,307	$-
Total revenues	2,493	-	9,307	-
Operating expenses:
Research and development(2)(3)	6,668	3,139	17,358	13,954
General and administrative(4)	2,686	1,372	7,561	8,474
Total operating expenses	9,354	4,511	24,919	22,428
Loss from operations	(6,861)	(4,511)	(15,612)	(22,428)
Interest and other income (expense), net(5)(6)	23	(345)	38	(469)
Loss before benefit (expense) for income taxes	(6,838)	(4,856)	(15,574)	(22,897)
Benefit (expense) from Income Tax(7)	-	(550)	550	(550)
Net loss	$(6,838)	$(5,406)	$(15,024)	$(23,447)

Basic and diluted net loss per share	$(0.13)	$(0.20)	$(0.31)	$(0.88)
Shares used to compute basic and
diluted net loss per share	51,771	27,533	48,344	26,570

(1)	Includes $1,211 for the the year ended June 30, 2010 related to the pro-rata portion of services performed under the Servier Collaboration arrangement prior to this fiscal year.
(2)	Includes a one time payment for the the year ended June 30, 2009 of $1,000 to Celera Corporation as part of the Servier License Agreement.
(3)
Includes stock based compensation of $1,400 for three months ended June 30, 2010 and of $186 for three months ended June 30, 2009.  Includes stock based compensation of $1,998 for the year ended June 30, 2010 and of $738 for the year ended June 30, 2009.

(4)
Includes stock based compensation of $492 for three months ended June 30, 2010 and of $186 for three months ended June 30, 2009.  Includes stock based compensation of $1,192 for the year ended June 30, 2010 and of $2,555 for the year ended June 30, 2009.

(5)
Includes accrued interest expense for the three months ended June 30, 2010 and 2009, respectively, to be paid out for the loan to an affiliate of Robert W. Duggan of $0 and $52 and due to its below market interest rate the non-cash GAAP adjustment of $0 and $299 to a market interest rate.

(6)
Includes accrued interest expense for the the year ended June 30, 2010 and 2009, respectively, to be paid out for the loan to an affiliate of Robert W. Duggan of $22 and $69 and due to its below market interest rate the non-cash GAAP adjustment of $21 and $549 to a market interest rate.

(7)	French withholding tax of $550 was withheld on the $11,000 upfront payment received from Servier in 2009. In 2010, an income tax receivable was recorded to reclaim this amount.

Pharmacyclics, Inc.
(a development stage enterprise)
Condensed Balance Sheets Fiscal Year End 2010
(unaudited) (in thousands, except per share data)

	June 30,	June 30,
	2010	2009

Assets
Cash, cash equivalents and marketable securities*	$74,149	$16,326
Other current assets	1,896	1,215
Total current assets	76,045	17,541
Property and equipment, net	459	470
Other non-current assets	316	290
	$76,820	$18,301

Liabilities and stockholders' equity (deficit)
Notes payable to related party	$-	$6,379
Deferred revenue - current portion	6,099	7,025
Other current liabilities	3,910	1,968
Total current liabilities	10,009	15,372
Deferred revenue - non-current portion	-	4,603
Other long term obligations	50	67
Total liabilities	10,059	20,042
Stockholder's equity (deficit)	66,761	(1,741)
	$76,820	$18,301

* Marketable securities	$22,950	$1,792

Pharmacyclics, Inc.
(a development stage enterprise)
Reconciliation of selected GAAP measures to non-GAAP measures (1)
(unaudited) (in thousands)

	Three Months Ended
	June 30,
	2010	2009

GAAP net loss	$(6,838)	$(5,406)

Adjustments:
Reseach & Development share-based compensation (2)	1,400	186
General & Administrative share-based compensation (2)	492	186
Interest Adjustment for related party loan (3)	-	299
Withholding tax (4)	-	550
	1,892	1,221

Non-GAAP net loss	$(4,946)	$(4,185)

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.  See also “Use of non-GAAP Financial Measures” in this press release.

(2)	All share-based compensation was excluded for the non-GAAP Analysis.
(3)	Due to the below market interest rate of the related party loan, total GAAP interest expense includes non-cash interest expense of $299 for the three months ended June 30, 2009.
(4)	Represents a one-time French withholding tax on the $11,000 upfront payment from Servier.

Pharmacyclics, Inc.
(a development stage enterprise)
Reconciliation of selected GAAP measures to non-GAAP measures (1)
(unaudited) (in thousands)

	Year Ended
	June 30,
	2010	2009

GAAP net loss	$(15,024)	$(23,447)

Adjustments:
Celera Corporation Payment (2)	-	1,000
Research & Development stock-based compensation (3)	1,998	738
General & Administrative stock-based compensation (3)	1,192	2,555
Interest Adjustment for related party loan (4)	21	549
Withholding Tax (5)	(550)	550
	2,661	5,392

License and collaboration revenues (6)	(1,211)	-
	(1,211)	-

Non-GAAP net loss	$(13,574)	$(18,055)

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.  See also “Use of non-GAAP Financial Measures” in this press release.

(2)	Includes a one time payment of $1,000 to Celera Corporation as part of the Servier License Agreement.
(3)	All share-based compensation was excluded for the non-GAAP Analysis.
(4)
Due to the below market interest rate of the related party loan, total GAAP interest expense includes non-cash interest expense of $21 and $549 for the twelve months ended June 30, 2010 and 2009, respectively.

(5)	French withholding tax of $550 was withheld on the $11,000 upfront payment received from Servier in 2009. In 2010, an income tax receivable was recorded to reclaim this amount.
(6)	Represents the pro-rata portion of services performed under the Servier Collaboration arrangement prior to this fiscal year.